 QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.3

REIMBURSEMENT AGREEMENT

BY AND AMONG

HEI, INC.

AND

LASALLE BANK N.A.

AND

LASALLE BUSINESS CREDIT, INC.

Dated As Of: July 31, 2000

                      This Instrument Was Drafted By:
                      WINTHROP & WEINSTINE, P.A.
                      3000 Dain Rauscher Plaza
                      60 South Sixth Street
                      Minneapolis, Minnesota 55402
                      Attn: James W. Dierking

SIGNATURES

SCHEDULE OF REQUIRED PRINCIPAL PAYMENTS UNDER SERIES A BONDS (EXHIBIT A)

SCHEDULE OF REQUIRED PRINCIPAL PAYMENTS UNDER SERIES B BONDS (EXHIBIT B)

i

REIMBURSEMENT AGREEMENT

    THIS REIMBURSEMENT AGREEMENT, made as of the 31st day of July, 2000, by and among HEI, INC., a Minnesota corporation (the "Borrower"), LASALLE BANK N.A., a national banking association the ("Bank") and LASALLE BUSINESS CREDIT, INC., a Delaware corporation (the "Lender").

ARTICLE I.

DEFINITIONS

    SECTION 1.1.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set out respectively after each except where the context clearly requires otherwise (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      (a)  Bond Counsel:  Briggs & Morgan, P.A., or such other bond counsel which is acceptable to the Lender

      (b)  Bond Documents:  individually or collectively, as the context requires, the Loan Agreement and the Indenture.

      (c)  Bonds:  the $5,625,000 Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 A and B (HEI, Inc. Project) issued by the Issuer.

      (d)  Borrower Documents:  collectively, this Reimbursement Agreement, the Credit Agreement, the Certificate, the Mortgage, the Financing Statements and any and all other documents and instruments executed by the Borrower and delivered to the Lender in connection with the financing transaction contemplated hereby and/or by the Credit Agreement.

      (e)  Cash Collateral Account:  shall have the meaning assigned thereto in Section 6.2(c) hereof.

      (f)  Certificate:  the certificate of no hazardous material of even date herewith executed by the Borrower and delivered to the Lender.

      (g)  Collateral Securities:  shall have the meaning assigned thereto in Section 6.2(c)(1) hereof.

      (h)  Credit Agreement:  the Loan and Security Agreement of even date herewith by and between the Borrower and the Lender.

      (i)  Eligible Securities:  shall have the meaning assigned thereto in Section 6.2(c)(1) hereof.

      (j)  Event of Default:  shall have the meaning assigned thereto in Section 6.1 hereof.

      (k)  Facility:  the approximately 45,496 square foot manufacturing facility which exists on the Project Premises, together with all additions to, replacements of and substitutions for the foregoing which may be made as permitted or required by the Lender.

      (l)  Financing Statements:  the UCC-1 Financing Statements executed by the Borrower to be filed of record in the office of the Minnesota Secretary of State and the Hennepin County Recorder, serving to perfect a valid first lien on the property subject to the Security Agreement and the personal property subject to the Mortgage.

      (m)  Indenture:  the Indenture of Trust dated as of April 1, 1996 by and between the Issuer and the Trustee relating to the Bonds.

      (n)  Issuer:  City of Victoria, Minnesota.

      (o)  Letter of Credit Fee:  shall have the meaning assigned thereto in Section 4.2 hereof.

      (p)  Letters of Credit:  collectively, the Series A Letter of Credit and the Series B Letter of Credit.

      (q)  Loan Agreement:  the Loan Agreement dated as of April 1, 1996 by and between the Issuer and the Borrower.

      (r)  Mortgage:  the Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents of even date herewith executed by the Borrower for the benefit of the Lender securing payment of all amounts which may be advanced by the Lender and/or the Bank under or in connection with Letters of Credit and constituting a valid first lien on a good and marketable fee simple title to the Project Premises.

      (s)  Obligation of Reimbursement:  shall have the meaning assigned thereto in Section 4.1 hereof.

      (t)  Organizational Documents:  collectively, the following documents each of which shall be in form and substance acceptable to the Lender;

        (1) a copy of the Articles of Incorporation of the Borrower, duly certified by the Secretary of State of the State of Minnesota;

        (2) a copy of the Certificate of Good Standing of the Borrower, duly issued by the Secretary of State of the State of Minnesota;

        (3) a copy of the Bylaws of the Borrower, duly certified by an officer of the Borrower;

        (4) a copy of the resolutions of the Borrower authorizing the execution, delivery and performance of the Borrower Documents, duly certified by an officer of the Borrower; and

        (5) an opinion of counsel for the Borrower dated as of the date hereof and acceptable in form and substance to the Lender.

      (u)  Project Premises:  the real estate described in Exhibit A attached to the Mortgage.

      (v)  Related Documents:  shall have the meaning assigned thereto in Section 7.13(a) hereof.

      (w)  Series A Letter of Credit:  the Irrevocable Letter of Credit No. S524150 issued by the Bank to the Trustee for the account of the Borrower in the original stated amount of $2,181,331.00.

      (x)  Series B Letter of Credit:  the Irrevocable Letter of Credit No. S524151 issued by the Bank to the Trustee for the account of the Borrower in the original stated amount of $1,090,666.00.

      (y)  Title Company:  Commercial Partners Title, LLC, as agent for Chicago Title Insurance Company, or such other title company as is acceptable to the Lender.

      (z)  Title Documents:  collectively, the following documents, each of which shall be acceptable to the Lender:

        (1) a fully paid mortgagee's title insurance policy issued by the Title Company in an amount equal to $3,271,997 insuring the Mortgage as a first lien on a good and marketable fee simple title to the Project Premises, subject only to "Permitted Encumbrances" (as that term is defined in the Mortgage) and, without limiting the generality of the foregoing, insuring the Mortgage against claims for mechanics' liens, rights of parties in possession and matters which would be disclosed by a comprehensive survey and including special assessment searches, UCC searches, judgment searches and all other customary searches, and a long form zoning endorsement and a comprehensive endorsement;

        (2) written evidence of payment of (i) all real estate taxes relating to the Project Premises presently due and payable, and (ii) all levied and pending assessments relating to the Project Premises (or, in lieu thereof, payment in escrow of an amount determined by the Lender); and

        (3) an ALTA survey of the Project Premises, prepared at the Borrower's expense, certified to the Lender by a licensed, registered surveyor acceptable to the Lender, dated within thirty (30) days of the date hereof and incorporating the legal description and street address of the Project Premises; showing the location of all points and lines referred to in the legal description; identifying the number of square feet and acres contained in the Project Premises and the number of vehicles which may be parked in designated parking areas; showing the actual location of the Facility and related areas (including sidewalks, stoops and parking areas) as being within the exterior boundaries of the Project Premises and in compliance with all setback requirements of the city in which the Project Premises is located; identifying the square footage of all existing structures and the number of stories of all existing structures; showing the location of all easements and encroachments onto or from the Project Premises that are visible on the Project Premises, known to the surveyor preparing the survey or of record and/or making a positive statement that there are no encroachments; identifying easements of record by recording data indicating, if possible, the dimensions of such easement; showing the location of all utilities serving the Project Premises (and tie-in points with respect hereto); showing any flood hazard areas; showing all service roads, highways, bicycle paths, walkways, right-of-way lines, driveways and parking areas on or serving the Project Premises, including the distance from the nearest street; and showing any other matters affecting the title to the Project Premises or the use thereof.

      (aa)  Trustee:  U.S. Bank Trust National Association (successor to First Trust National Association), and any co-trustee or successor trustee appointed, qualified and then acting as such under the provisions of the Indenture.

    SECTION 1.2.  Other Terms.  All capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings for purposes of this Agreement as are assigned to such terms in Section 1.1 of the Indenture or Section 1.1 of the Loan Agreement, as the case may be, including, without limitation, the following terms: Prime Rate; Alternate Letter of Credit; Series A Bonds; and Series B Bonds.

    SECTION 1.3.  Reimbursement Agreement Controlling.  To the extent there exists any inconsistencies as between the terms and/or provisions contained in this Reimbursement Agreement and the Bond Documents, the language in this Reimbursement Agreement shall control.

ARTICLE II.

COMMITMENT TO ISSUE THE LETTERS OF CREDIT

    SECTION 2.1.  Letters of Credit.  The Bank hereby agrees that, on the terms and subject to the conditions hereinafter set forth, the Bank will issue the Letters of Credit to secure payment of the Bonds.

    SECTION 2.2.  Expiration, Renewal of Letters of Credit.  The Series A Letter of Credit shall have an initial expiration date of not later than April 1, 2002, but shall be automatically renewable for successive periods of two years each (but in no event to a date later than April 1, 2006) unless the Bank determines not to renew the term of the Series A Letter of Credit and gives written notice of such non-renewal to the Borrower and the Issuer and the Trustee at least sixty (60) calendar days prior to the expiration date of the Series A Letter of Credit. The Series B Letter of Credit shall have an initial expiration date of not later than April 1, 2002, but shall be automatically renewable for successive periods of two (2) years each (but in no event to a date later than April 1, 2011) unless the Bank determines not to renew the term of the Series B Letter of Credit and gives written notice of such non-renewal to the Borrower and the Issuer and the Trustee at least sixty (60) days prior to the expiration date of the Series B Letter of Credit. The Borrower acknowledges and agrees that the Bank shall have no obligation to renew either of the Letters of Credit at any time in the future. The Borrower further acknowledges and understands that the Bonds will be subject to mandatory redemption if the Bank does not renew the Letters of Credit thereby resulting in a draw under the Letters of Credit unless an Alternate Letter of Credit is delivered to the Trustee pursuant to the Indenture or unless the Bonds are re-marketed pursuant to the terms of the Indenture.

    SECTION 2.3.  Draw Under Letters of Credit to Redeem or Defease Bonds.  The Borrower acknowledges and agrees that the consent of the Bank is required in order for the Trustee to submit a draft under the Letters of Credit for the purpose of optionally redeeming Bonds or to defease Bonds pursuant to the Indenture. Such consent shall not be required if the Borrower redeems or defeases the Bonds using funds from any other source.

ARTICLE III.

CONDITIONS PRECEDENT

    SECTION 3.1.  Conditions Precedent to Issuance of Letters of Credit.  As a condition precedent to the issuance of the Letters of Credit, the following agreements, documents and other items shall have been executed and/or delivered to the Lender by the party indicated, each of which documents, agreements and other items shall be in form and substance acceptable to the Lender (unless waived in writing by the Lender):

      (a) the Borrower Documents, duly executed and delivered by the Borrower;

      (b) the Bond Documents, duly executed by the parties thereto;

      (c) evidence that the Mortgage has been duly filed of record in the office of the Hennepin County Recorder (a "marked-up" policy of title insurance issued by the Title Company shall satisfy this condition);

      (d) the Organizational Documents;

      (e) the Title Documents;

      (f)  an opinion of Bond Counsel issued in connection with the Bonds which states that the Bonds are validly issued, are not arbitrage bonds, and the interest on the Bonds is not includable in gross income for federal income tax purposes either addressed to the Lender or accompanied by a reliance letter indicating that the Lender is entitled to rely on the opinion;

      (g) evidence of payment of all expenses incurred by the Lender which are payable by the Borrower pursuant to Section 7.3 hereof; and

      (h) such other documents and instruments as the Lender may reasonably request.

ARTICLE IV.

REIMBURSEMENTS AND OTHER PAYMENTS
LENDER'S RIGHT TO CURE

    SECTION 4.1.  Obligation of Reimbursement.  The Borrower hereby agrees to pay the Bank or the Lender, as the case may be (the "Obligation of Reimbursement") (i) on the day that any amount is drawn under the Letters of Credit a sum equal to the amount drawn under the Letters of Credit plus any and all reasonable charges and expenses which the Bank or the Lender may pay or incur relative to such draw, (ii) on demand, any amounts advanced by the Bank or the Lender in its sole discretion to cure any event of default under the Bond Documents, and (iii) on demand, interest on all amounts remaining unpaid by the Borrower to the Bank or the Lender under this Agreement at any time accruing from the date such amounts become payable (in the case of an amount payable on demand, which interest shall accrue from the date the Lender is first entitled to demand payment, regardless of whether a demand for payment is actually made), until payment in full, at an annual rate equal to two percent (2%) per annum in excess of the Prime Rate, as the same changes from time to time; provided, however, that no interest shall accrue or be payable on any amounts paid by the Bank or the Lender pursuant to a draft submitted under the Letters of Credit if the full amount of such draft is reimbursed by the Borrower to the Bank or the Lender, by 2:00 o'clock p.m. on the same day such draft is paid by the Bank or the Lender. The Borrower acknowledges and agrees that the Lender is also obligated to reimburse the Bank for any amounts drawn under the Letters of Credit and, accordingly, the Borrower's Obligation of Reimbursement shall inure to the benefit of both the Bank and the Lender. A schedule of the principal payments required under the Series A Bonds is attached hereto as Exhibit A and a schedule of the principal payments required under the Series B Bonds is attached hereto as Exhibit B.

    SECTION 4.2.  Payment of Letter of Credit Fee.  So long as either of the Letters of Credit is outstanding, the Borrower agrees to pay the Lender a letter of credit fee (the "Letter of Credit Fee") with respect to the Letters of Credit, as and when described in Section 5(d) of the Credit Agreement.

    SECTION 4.3.  Capital Adequacy/Change in Law.  If any change in any law or regulation or in the interpretation thereof by any court or administrative governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable or modify any capital adequacy, reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of the Bank or the Lender (including without limitation, a requirement which affects the Bank's or the Lender's allocation of capital resources), or (ii) impose on the Bank or the Lender any other condition regarding this Agreement or either of the Letters of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost (including without limitation, reserve or similar cost) to the Bank or the Lender of issuing or maintaining the Letters of Credit or reduce the Bank's or the Lender's return hereunder or all or any of the Bank's or the Lender's capital is reduced (which increase in cost or reduction in return shall be determined by the Bank's or the Lender's reasonable allocation of the aggregate of such cost increases or return reductions resulting from such events), then upon demand by the Bank or the Lender, the Borrower shall immediately pay to the Bank or the Lender, as the case may be, from time to time as specified by the Bank or the Lender, as the case may be, additional amounts which shall be sufficient to compensate the Bank or the Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided for in Section 4.1 hereof. A certificate as to such increased costs incurred by the Bank or the Lender as a result of any event mentioned in clause (i) or (ii) above, submitted by the Bank or the Lender to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

    SECTION 4.4.  Computation of Letter of Credit Fee and Interest.  The Letter of Credit Fee and interest payable on amounts due under this Agreement shall be computed on the basis of a 360-day year and charged for actual days elapsed.

    SECTION 4.5.  Right of Lender to Cure Defaults Under Bond Documents.  If the Borrower shall fail to make any payments under the Bond Documents on the day such payment is first due and payable by the Borrower, or shall fail to comply with any other covenant or agreement of the Borrower under the Bond Documents, or if any other default or event of default shall occur under the Bond Documents, the Lender shall have the option, in the Lender's sole discretion, to cure any such failure by taking action reasonably required to effect such cure, including, without limitation, making the required payment directly to the Trustee. Any such payment by the Lender shall constitute an advance repayable by the Borrower in accordance with Section 4.1 hereof. The Borrower shall be responsible for any costs and/or expenses incurred by the Lender in curing any such default or event of default.

    SECTION 4.6.  Payments.  All payments by the Borrower to the Lender hereunder shall be made in lawful currency of the United States in immediately available funds at the Lender's office at 135 South LaSalle Street, Chicago, Illinois 60603. In addition, the Bank and the Lender shall have the right to debit any of the Borrower's accounts at the Bank without further authorization of the Borrower to make any such payments.

    SECTION 4.7.  Collateral.  The Borrower hereby acknowledges that the Obligation of Reimbursement and each and every other liability and indebtedness of the Borrower hereunder are secured by the security interests and other liens granted to the Lender by the Borrower pursuant to the Credit Agreement, and that the Obligation of Reimbursement with respect to amounts advanced under the Letters of Credit is also secured pursuant to the Mortgage.

    SECTION 4.8.  Fees.  In addition to the Letter of Credit Fee, the Borrower shall pay to the Lender, on demand, such fees as are customarily charged by the Lender from time to time in connection with the amendment and administration of letters of credit, as the same change from time to time. In addition to the foregoing, the Borrower shall pay a customary transfer fee to the Lender if either or both of the Letters of Credit is transferred to a successor trustee under the Indenture.

    SECTION 4.9.  Redemptions Under Series A Bonds and Series B Bonds.  The parties hereto acknowledge that the Series A Bonds have been structured to require no principal payments on the Series A Bonds until the April 1, 2006 maturity date thereof. The Borrower agrees, however, that as of April 1 of each year during the term of the Series A Bonds, it shall, pursuant to the provisions of Section 8.2(a) of the Loan Agreement, direct the Trustee to call for redemption and prepayment of a portion of the Series A Bonds under the provisions of Section 3.1(1) of the Indenture, in the respective amounts set forth in Exhibit A attached hereto and hereby made a part hereof. In addition, the Borrower agrees that it shall make principal payments in respect of the Series B Bonds in the amounts and at the times set forth in Exhibit B attached hereto and hereby made a part hereof.

ARTICLE V.

WARRANTIES, REPRESENTATIONS
AND COVENANTS

    SECTION 5.1.  Warranties and Representations.  The Borrower hereby acknowledges, repeats and reaffirms each and all of the representations and warranties of the Borrower contained in and Credit Agreement, including without limitation those set forth in Section 13 thereof. In addition, the Borrower hereby represents and warrants to the Lender as follows:

      (a) the Project and the present use thereof are permitted by and will comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all development, pollution control, water conservation and other laws, regulations, rules and ordinances of the United States and the State of Minnesota and the respective agencies thereof, and the political subdivision in which the Project is located;

      (b) the Borrower has filed all federal and state tax returns and reports required to be filed, which returns properly reflect the taxes owed by it for the period covered thereby and it has paid or made appropriate provisions for the payment of all taxes which may become due pursuant to said returns and for the payment of all present installments of any assessments, fees and other governmental charges upon it or upon any of its property;

      (c) each and all of the warranties and representations of the Borrower set forth and contained in each of the Bond Documents are true and correct in all material respects as of the date hereof.

    SECTION 5.2.  Covenants.  In addition to the covenants and agreements of the Borrower set forth and contained in the Credit Agreement and the other Borrower Documents, the Borrower hereby covenants and agrees to and with the Lender as follows, so long as either of the Letters of Credit remains outstanding and any amounts remain due and payable to the Lender by the Borrower pursuant to Article IV hereof, unless otherwise agreed or consented to by the Lender:

      (a) that the Project does and shall comply with all applicable restrictions, conditions, ordinances, regulations and laws of governmental departments and agencies having jurisdiction over the Project, and does not and shall not violate any private restrictions or covenants or encroach upon or interfere with easements affecting the Project Premises;

      (b) to keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Borrower Documents, the Bond Documents, the Title Documents and the Organizational Documents; not to amend, modify, supplement, terminate, cancel or waive any of the terms, covenants, conditions or requirements of any of said documents without the prior written consent of the Lender; and to execute such amendments, modifications, supplements and extensions of said documents as may be reasonably requested by the Lender;

      (c) not to create, permit to be created or to allow to exist, any liens, charges or encumbrances on the Project (other than "Permitted Encumbrances" as defined in the Mortgage) and the lien of general real estate taxes pending and special assessments not due and payable except for such liens, charges and encumbrances which are being diligently contested in good faith by appropriate proceedings and provided that, if requested by the Lender, the Borrower shall have deposited into escrow with the Lender an amount equal to such lien, charge or encumbrance plus any and all penalties accrued thereon;

      (d) not to assign this Agreement or any interest herein;

      (e) to obtain and maintain at all times during the term of the Letters of Credit, if applicable (and, from time to time at the request of the Lender, furnish the Lender with proof of payment of premiums on) the insurance required pursuant to the Credit Agreement;

      (f)  to keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally acceptable accounting principles consistently applied and, upon request of the Lender will give any representative of the Lender access during normal business hours to, and permit such representative to examine, copy or make extracts from any and all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Project, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its officers, all at such times as often as it may reasonably be requested by the Lender or its officers or representatives;

      (g) to hold the Bank and the Lender harmless, and the Bank and the Lender shall have no liability or obligation of any kind to the Borrower, creditors of the Borrower or any third party, in connection with any defective, improper or inadequate workmanship performed in or about, or materials supplied to, the Project Premises and the Facility, or any mechanics, suppliers or materialmen's liens arising as a result of such defective, improper or inadequate workmanship or materials, and upon the Lender's reasonable request, to replace or cause to be replaced, any such defective, improper or inadequate workmanship or materials;

      (h) to perform each and all of the covenants and agreements set forth and contained in the Bond Documents;

      (i)  to cause to be prepared and delivered to the Lender the financial and other statement, reports, certificates, notices and the like as are required under the Credit Agreement.

ARTICLE VI.

EVENTS OF DEFAULT; RIGHTS AND REMEDIES UPON
EVENT OF DEFAULT

    SECTION 6.1.  Events of Default.  Any one or more of the events, conditions or circumstances described as an "Event of Default" in the Loan Agreement or the Credit Agreement shall constitute an Event of Default hereunder.

    SECTION 6.2.  Rights and Remedies.  Upon the occurrence and continuance of an Event of Default, the Bank and/or the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it or them):

      (a) The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Borrower Documents and any other documents related hereto.

      (b) To instruct the Trustee to accelerate the Bonds and submit a draft under either of the Letters of Credit pursuant to the Indenture.

      (c) The Lender may make demand upon the Borrower and forthwith upon such demand the Borrower will pay to the Lender in immediately available funds for deposit in a special cash collateral account maintained with the Lender (the "Cash Collateral Account") an amount equal to the maximum amount then available to be drawn under the Letters of Credit (assuming compliance with all conditions for drawing thereunder). The Lender hereby acknowledges the Trustee's security interest in any and all funds deposited by the Borrower hereunder and agrees that, so long as either of the Letters of Credit is outstanding, the Lender's interest in such funds shall be subordinate to the interest of the Trustee.

Notwithstanding the foregoing, the Lender shall have sole discretion in administering such funds, including the right to return such funds to the Borrower if the Lender so elects, until the Obligation of Reimbursement and the Letter of Credit Fee then due shall have been paid in full:

        (1) If requested by the Borrower and subject to the right of the Lender to withdraw funds from the Cash Collateral Account as provided below and subject to the limitations provided below, the Lender will from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds and invest interest or other income received from any such investments, in such Eligible Securities (as hereinafter defined) as the Borrower may select and give notice thereof to the Lender. Such proceeds, interest or income which are not so invested or reinvested in Eligible Securities shall, except as otherwise provided in this Section 6.2(c), be deposited and held by the Lender in the Cash Collateral Account. "Eligible Securities" means (A) United States Treasury bills with a remaining maturity not in excess of 90 days, (B) negotiable certificates of deposit of the Lender or of any other bank having combined capital and surplus of at least $10,000,000 with a remaining maturity not in excess of 90 days, and (C) such other instruments as the Borrower may request and the Lender may approve in writing. Eligible Securities from time to time purchased and held pursuant to this subsection (c)(1) shall be referred to as "Collateral Securities" and shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account in amounts equal to their respective outstanding principal amounts.

        (2) If at any time the Lender determines that any funds held in the Cash Collateral Account are subject to any right or claim of any person or entity other than the Lender or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, the Borrower will, forthwith upon demand by the Lender, pay to the Lender, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (A) such maximum amount at such time available to be drawn under the Letters of Credit over (B) the total amount of funds, if any, then held in the Cash Collateral Account which the Lender determines to be free and clear of any such right and claim.

        (3) The Borrower hereby pledges and grants to the Lender a security interest in all funds held in the Cash Collateral Account (including Collateral Securities) from time to time and all proceeds thereof, as security for the payment of all amounts due and to become due from the Borrower to the Lender under this Agreement.

        (4) The Lender may, at any time or from time to time after funds are deposited in the Cash Collateral Account or invested in Collateral Securities, after selling (upon ten days' notice to the Borrower), if necessary, any Collateral Securities, apply funds then held in the Cash Collateral Account to the payment of any amounts, in such order as the Lender may elect, as shall have become or shall become due and payable by the Borrower to the Lender under this Agreement. The Borrower agrees that, to the extent notice of sale of any Collateral Securities shall be required by law, at least ten days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        (5) Neither the Borrower nor any person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except as otherwise provided in subsection (6) below, except that after the expiration of the Letters of Credit in accordance with its terms and the payment of all amounts payable by the Borrower to the Lender under this Agreement, any funds remaining in the Cash Collateral Account shall promptly be returned by the Lender to the Borrower or paid to whomever may be legally entitled thereto.

        (6) The Borrower agrees that it will not (A) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (B) create or permit to exist any lien, security interest or other change or encumbrance upon or with respect to said account or any funds or Collateral Securities held therein except as provided in or contemplated by this Agreement.

        (7) The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        (8) Any amount deposited in the Cash Collateral Account pursuant to Section 2.3 of the Mortgage may be utilized in connection with an Optional Tender Drawing under the terms of the Indenture.

      (d) The Lender, in its sole discretion, may pay any amount owing under the Bond Documents, including without limitation, principal of, interest and premium on the Bonds or the Lender may cure any other event of default under the Bond Documents;

      (e) The Lender may, by written notice to the Borrower in accordance with the terms of such indebtedness declare all indebtedness of every type or description owed by the Borrower to the Lender to be immediately due and payable and the same shall be thereupon be immediately due and payable;

      (f)  The Lender may offset any deposits of the Borrower held by the Lender (including those held by the Lender in the Cash Collateral Account and any unmatured time deposits) against sums due hereunder or against any other indebtedness then owed by the Borrower to the Lender, whether or not then due.

ARTICLE VII.

MISCELLANEOUS

    SECTION 7.1.  Indemnification by Borrower.

      (a) The Borrower agrees to indemnify and hold harmless the Bank and the Lender, their respective officers, agents and employees, against any and all losses, claims, damages or liability to which they or any of them may become subject under any law in connection with the issuance and sale of the Bonds and the carrying out of the transactions contemplated by the Borrower Documents and the Bond Documents, or the conduct of any activity on the Borrower's premises, other than any such losses, claims, damages or liability resulting from the gross negligence or willful misconduct of the Lender or its officers, directors, agents or employees, and to reimburse the Bank and the Lender, their respective officers, agents and employees, for any reasonable out-of-pocket legal and other expenses (including reasonable counsel fees) incurred by any one or more of them in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions relating thereto. The Bank and the Lender agree, at the request and expense of the Borrower, to cooperate in the making of any investigation in defense of any such claim and promptly to assert any or all of the rights and privileges and defenses which may be available to them. The Borrower further releases and agrees to hold harmless the Bank and the Lender, their respective officers, agents and employees, from any liability to the Borrower arising out of any covenant, representation or undertaking contained in the Bond Documents. The provisions of this Section shall survive the payment and redemption of the Bonds.

      (b) The Borrower hereby indemnifies and holds harmless the Bank and the Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank and the Lender may incur (or which may be claimed against the Bank and/or the Lender by any person or entity whatsoever) (i) by reason of any untrue statement or alleged untrue statement of any material fact contained in any official statement or other offering document relating to the offer or sale of the Bonds or the omission or alleged omission to state therein a material fact necessary to make such statements, in light of the circumstances under which they are made, not misleading (except any statement or omission relating to the Bank or the Lender contained in any written materials supplied or approved by the Bank or the Lender), or (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Bank or the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank or the Lender or their respective officers, directors, agents or employees, in connection with paying or wrongfully dishonoring a draft presented under the Letters of Credit. Nothing in this Section 7.1 is intended to limit the Borrower's Obligation of Reimbursement.

    SECTION 7.2.  Addresses for Notice.  All notices, consents, requests, demands and other communications hereunder shall be given to or made upon the respective parties hereto at their respective addresses specified below or, as to any party, at such other address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when personally delivered or duly deposited in the United States mails, certified or registered, postage prepaid, sent via facsimile or delivered to the telegraph company addressed as aforesaid:

  If to the Lender:

    LaSalle Business Credit, Inc.
    Two Honey Creek Corporate Center
    115 South 84th Street, Suite 220
    Attention:
    Facsimile No: (414) 256-5099

  If to the Bank:

    LaSalle Bank N.A.
    135 South LaSalle Street
    Chicago, Illinois 60603
    Attention: Mike Carsella
    Facsimile No: (312) 904-6450

  If to the Borrower:

    HEI, Inc.
    1495 Steiger Lake Lane
    Victoria, MN 55386
    Facsimile No.: (612) 443-2668

    SECTION 7.3.  Fees.  The Borrower will reimburse the Bank and the Lender upon demand for all reasonable costs and expenses, including without limitation, attorney's fees, appraisal fees, survey fees, closing charges, inspection fees, documentary or tax stamps, recording and filing fees, mortgage registration tax, insurance premiums and service charges, paid or incurred by the Bank or the Lender in connection with (i) the preparation, negotiation, approval, execution and delivery of the Letters of Credit, this Agreement, the Mortgage, the Credit Agreement, the Loan Agreement and any other documents and instruments related hereto or thereto; (ii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements in the preparation of any and all documents necessary to effect such amendments or modifications; (iii) the servicing of the Letters of Credit; (iv) the review of any document submitted to the Bank or the Lender pursuant to Article III hereof; and (v) the enforcement by the Bank or the Lender during the term hereof or thereafter of any of the rights or remedies of the Bank or the Lender hereunder or under any of the foregoing documents, instruments or agreements, including without limitation, costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto.

    SECTION 7.4.  Time of Essence.  Time is of the essence in the performance of this Agreement.

    SECTION 7.5.  Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and permitted assigns, except that Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender. This Agreement shall inure to the benefit of the Bank and the Lender and their respective participants, successors and assigns. All rights and powers specifically conferred upon the Bank and/or the Lender may be transferred or delegated by the Bank and/or the Lender to any of their respective participants, successors or assigns.

    SECTION 7.6.  Waivers.  No waiver by the Bank or the Lender of any right, remedy or Event of Default hereunder shall operate as a waiver of any other right, remedy, or Event of Default or of the same right, remedy or Event of Default on a future occasion. No delay on the part of the Bank or the

Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.

    SECTION 7.7.  Remedies Cumulative.  The rights and remedies herein specified of the Bank and the Lender are cumulative and not exclusive of any rights or remedies which the Bank or the Lender would otherwise have at law or in equity or by statute.

    SECTION 7.8.  Governing Law; Construction.  This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflict, of the State of Minnesota. Whenever possible, each provision of this Agreement and/or any of the other Borrower Documents, and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement and/or any of the other Borrower Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto should be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and/or any of the Borrower Documents, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto. In the event of any conflict within, between or among the provisions of this Agreement, the other Borrower Documents, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto, those provisions giving the Bank and/or the Lender the greater right shall govern.

    SECTION 7.9.  Jurisdiction.  THE BORROWER HEREBY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE OF MINNESOTA AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN SUCH STATE IN RESPECT OF ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND THE DOCUMENTS RELATED HERETO.

    SECTION 7.10.  Interest Rate.  Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that contracting for or receipt thereof would be contrary to the provisions of law applicable to the Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Lender.

    SECTION 7.11.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

    SECTION 7.12.  Not Joint Venturers.  The Bank and the Lender are not, and shall not by reason of any provision of any of the Borrower Documents be deemed to be, a joint venturer with or partner or agent of the Borrower.

    SECTION 7.13.  Obligations Absolute.  Subject to Section 7.15 hereof, the obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, the following circumstances:

      (a) any lack of validity or enforceability of the Letters of Credit, the Bonds, any of the Bond Documents, or any other agreement or instrument relating thereto (collectively the "Related Documents");

      (b) any amendment or any waiver of or any consent to departure from all or any of the Related Documents;

      (c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Issuer, the Trustee, any beneficiary or any transferee of the Letters of Credit (or any person or entity for whom the Issuer, the Trustee, any such beneficiary or any such transferee may be acting), or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

      (d) any statement or any other document presented under the Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

      (e) payment by the Lender under the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of the Letters of Credit.

    SECTION 7.14.  Transfer of Letters of Credit.  The Letters of Credit may only be transferred in accordance with the terms thereof.

    SECTION 7.15.  Liability of the Bank and the Lender.  The Borrower assumes all risks of the acts or omissions of the Issuer, the Trustee or any beneficiary or transferee of the Letters of Credit with respect to its use of the Letters of Credit. Neither the Bank nor the Lender, nor any of their respective employees, officers or directors, in its or their capacity as issuer of the Letters of Credit shall be liable or responsible for:

      (a) the use which may be made of the Letters of Credit or for any acts or omissions of the Issuer, the Trustee or any beneficiary or transferee in connection therewith;

      (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

      (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letters of Credit, including failure of any documents to bear any reference or adequate reference to the Letters of Credit;

except that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages (including reasonable attorneys fees, costs and expenses) suffered by the Borrower which were caused by:

      (1) the willful misconduct or gross negligence of the Bank or its officers, directors, agents or employees in determining whether documents presented under the Letters of Credit comply with the terms of the Letters of Credit; or

      (2) the willful failure or gross negligence of the Bank or its officers, directors, agents or employees to pay under the Letters of Credit after the presentation to it by the Trustee or an approved successor trustee of a draft and certificate strictly complying with the terms and conditions of the Letters of Credit.

    SECTION 7.16.  Security Interest in Funds and Bonds.  As additional security for payment of its obligations under this Agreement, the Borrower hereby grants a security interest to the Lender in all securities, assets, deposits in and rights to payment from all funds now or hereafter on deposit in or otherwise a part of any fund created by the Trustee under the Indenture or any and all other accounts created under the Indenture, including Bonds and Bond proceeds held pursuant to the Indenture, and in the proceeds realized from the investment of any such items, and in any and all Bonds and substitutions of such Bonds at any time held by the Trustee; and the Borrower hereby consents to the Lender's appointment of the Trustee as the Lender's agent to perfect the Lender's security interest in such funds and other assets. The security interest granted hereunder shall be subordinate to the Trustee's right to apply such funds in accordance with the Indenture and subordinate to the rights of holders of the Bonds in and to such funds. All payments on Bonds or funds held by the Trustee as agent for the Lender under this Section 7.16, including (without limitation) any payment of principal or interest or proceeds of sale, shall be paid directly to the Lender. All such payments received by the Lender shall be credited against the Borrower's Obligation of Reimbursement. The Lender shall be entitled to exercise all of the rights of an owner of the Bonds held by the Trustee as agent for the Lender with respect to voting, consenting and directing the Trustee as if the Lender were the owner of such Bonds, and the Borrower hereby grants and assigns to the Lender all such rights.

    SECTION 7.17.  Term.  This Agreement shall automatically terminate upon the later of (i) expiration of the Letters of Credit, or (ii) payment in full of the Obligation of Reimbursement and all other amounts due and payable by the Borrower to the Bank and the Lender hereunder or under the documents related hereto.

    SECTION 7.18.  Redemption of the Bonds under Casualty or Condemnation Laws.  To the extent that the Borrower has the right to direct the Issuer to call for redemption of the Bonds under Section 3.1 of the Indenture, the Borrower shall promptly give such direction to the Issuer if (i) the Lender has the right and shall have elected to apply proceeds of insurance or condemnation to redemption of the Bonds pursuant to the Mortgage; and (ii) the Borrower has been instructed in writing by the Lender to give such direction. A copy of any such written direction to the Issuer shall be given by the Borrower to the Lender. If the Borrower shall fail to give such direction to the Issuer within seven (7) calendar days after being instructed to do so by the Lender, the Lender shall have the authority to give such direction to the Issuer on behalf of the Borrower, and if the Borrower fails to deposit with the Trustee the amount required to redeem the Bonds, the Lender may direct the Trustee to submit a draft under the Letters of Credit, in which case the Borrower shall be obligated to repay the same pursuant to Article IV hereof, less the amount of any insurance or condemnation proceeds paid to the Lender pursuant to the Mortgage and available to the Lender for redemption of the Bonds. To facilitate such authority, the Borrower hereby irrevocably appoints (which appointment is coupled with an interest) the Lender or its delegate as the attorney-in-fact to the Borrower with the right to give such direction to the Issuer in the name of and on behalf of the Borrower. If the Lender elects to give such direction to the Issuer, the Lender will give the Borrower a copy of such direction.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LASALLE BUSINESS CREDIT, INC.
/s/ DALE GRZENIA By: Dale Grzenia Its: Vice President
LASALLE BANK N.A.
/s/ BRUCE A. SPRENGER By: Bruce A. Sprenger Its: Senior Vice President
HEI, INC.
/s/ ANTHONY J. FANT By: Anthony J. Fant Its: Chairman and CEO

EXHIBIT A

(Schedule of Principal Payments Required Under Series A Bonds)

Date of Payment	Payment Amount
04/01/01	$605,000
04/01/02	$605,000
04/01/03	$605,000
04/01/04	$255,000
04/01/05	$20,000

Total Principal Payments	$2,090,000

EXHIBIT B

(Schedule of Principal Payments Required Under Series B Bonds)

Date of Payment	Payment Amount
04/01/01	$95,000
04/01/02	$95,000
04/01/03	$95,000
04/01/04	$95,000
04/01/05	$95,000
04/01/06	$95,000
04/01/07	$95,000
04/01/08	$95,000
04/01/09	$95,000
04/01/10	$95,000
04/01/11	$95,000

Total Principal Payments	$1,045,000

QuickLinks

TABLE OF CONTENTS
REIMBURSEMENT AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. COMMITMENT TO ISSUE THE LETTERS OF CREDIT
ARTICLE III. CONDITIONS PRECEDENT
ARTICLE IV. REIMBURSEMENTS AND OTHER PAYMENTS LENDER'S RIGHT TO CURE
ARTICLE V. WARRANTIES, REPRESENTATIONS AND COVENANTS
ARTICLE VI. EVENTS OF DEFAULT; RIGHTS AND REMEDIES UPON EVENT OF DEFAULT
ARTICLE VII. MISCELLANEOUS
EXHIBIT A
EXHIBIT B